Exhibit 99.2

December 28, 2008

SPORT CHALET, INC.
One Sport Chalet Drive
La Canada, California  91011
Attention:  Howard Kaminsky

Re:	Turnaround Consultant

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of June 20, 2008 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”), by and among the financial institutions party thereto from time to time (collectively, “Lenders”), Bank of America, N.A., as a Lender and as administrative agent for the Lenders (in its capacity as administrative agent, “Agent”), Sport Chalet, Inc., a Delaware corporation (“Borrower”), and each of Borrower’s Subsidiaries party thereto from time to time as Obligated Parties.  Initially capitalized terms used but not defined herein have the respective meanings set forth in the Loan Agreement.

In connection with, the First Amendment to Amended and Restated Loan and Security Agreement and Limited Forbearance Agreement dated as of even date herewith by and among the Obligated Parties, the Agent and the Lenders (the “First Amendment”), and as a material inducement to the Agent and the Lenders to enter into such amendment and provide the forbearance set forth therein, the Agent and the Lenders have requested and the Borrower has agreed to engage a certified turnaround professional (the “Consultant”) on or before January 12, 2009.  The Consultant will be chosen by Borrower’s Board of Directors and must otherwise be acceptable to the Agent and the Lenders.  Without limiting the duties of the Consultant as identified by the Borrower’s Board of Directors, the Consultant will be empowered to prepare cash flow and operating budgets to be presented periodically to the Board of Directors and copies of such documents will be delivered to and discussed with the Agent.  Such engagement of the Consultant shall be for a minimum term of 90 days; provided that the Agent and the Lenders shall have the discretion to shorten such term at the request of the Borrower if certain operating metrics to be determined, but in any event acceptable to the Agent and the Lenders, have been achieved.  Any failure of the Borrower to comply with the terms of this letter shall constitute an Event of Default under this Loan Agreement and the termination of the Limited Forbearance Period as defined in the First Amendment.

This letter may not be amended or modified except in a writing signed by the Obligated Parties, the Agent and the Lenders.

This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement and shall be considered to be a Loan Document.  This letter, together with the Loan Agreement and the other Loan Documents, embodies the entire agreement among the parties with respect to the subject matter hereof and amends and supersedes all prior agreements and understandings relating to such subject matter.  This letter shall be governed by the laws of the State of California.  To the extent not prohibited by applicable law, each of the parties hereto waives its right to a trial by jury, if any, in any action to enforce, defend, interpret, or otherwise concerning this letter. Without limiting the applicability of any other provision of the Loan Agreement, the terms of Sections 14.14 and 14.15 of the Loan Agreement are incorporated herein, mutatis mutandis, and shall apply to and govern this Letter.

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Please evidence your agreement to the forgoing by executing this letter in the space provided below.

Very truly yours, BANK OF AMERICA, N.A. By: /s/ Stephen King Name: Stephen King Title: SVP

Accepted and Agreed to as of the date first set forth above:

SPORT CHALET, INC.,

a Delaware corporation

By:       /s/ Howard Kaminsky
Name:  Howard Kaminsky
Title:    EVP & CFO

Acknowledged, as of the date first set forth above:

SPORT CHALET VALUE SERVICES, LLC,
a Virginia limited liability company

By:       /s/ Howard Kaminsky
Name:  Howard Kaminsky
Title:    Manager